CONFIDENTIAL

OPTION AGREEMENT

THIS OPTION AGREEMENT made effective the 1st of July 2014 (hereinafter called the "Effective Date"), by and between THE UNIVERSITY OF MISSISSIPPI, NATIONAL CENTER FOR NATURAL PRODUCTS RESEARCH, with a principal address at University, Mississippi 38677 (hereinafter called "UM"), and NEMUS, a California corporation with a principal address at 16440 Bake Parkway, Suite 150, Irvine, CA 92618 (hereinafter called "NEMUS).

RECITALS

WHEREAS, UM and NEMUS executed a Memorandum of Understanding with an effective date of July 29, 2013 in order to explore potential collaborative activities related to FDA approved cannabis based products;

WHEREAS, UM has the right to grant a license to intellectual property, proprietary data and know-how related to transmucosal delivery of cannabinoids ("UM 1490");

WHEREAS,   NEMUS has an interest in conducting due diligence on  including but not limited to evaluating the cost and timing of development of UM 1490 into an FDA approved drug product, and in determining the commercial potential of UM 1490;

WHEREAS, UM is willing to grant NEMUS an exclusive option to license rights to UM 1490 in order for NEMUS to conduct due diligence.

NOW, THEREFORE, in consideration of the premises and the performance of the covenants herein contained it is agreed as follows:

I.  OBLIGATIONS AND REPRESENTATIONS OF UM

1.	UM hereby grants to NEMUS, on the terms and conditions herein set forth, a nonassignable, exclusive option expiring on October 15, 2014 (the "Option Period"), to exclusively license UM's rights to UM 1490, as defined in Appendix A. UM will charge NEMUS an option fee of $7,500 per month for each month starting on August 15, 2014. In exchange for this exclusive option, NEMUS agrees to provide UM with a copy of all research and development, manufacturing, and commercialization related information and data generated by NEMUS or otherwise obtained by NEMUS related to UM 1490 (collectively the "Studies") during the Option Period.

2.	UM represents to NEMUS that UM has the right to grant licenses to UM 1490, and UM 1490 is not subject to any lien, license, assignment, security interest, or other encumbrances.

3.	During the term of this Agreement UM agrees to notify 3rd parties who express interest in licensing UM 1490 that the technology is under an exclusive option with another company. NEMUS understands and agrees that UM retains the right to list UM 1490 as available for licensing on UM's website and in UM technology related publications during the term of this Agreement.

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II.        OBLIGATIONS AND REPRESENTATIONS OF NEMUS

1.	NEMUS will exercise diligence during the term of this Agreement in evaluating its interest in UM 1490.

2.	If NEMUS decides not to exercise the option, NEMUS agrees to provide UM within thirty (30) days after expiration or termination of this Agreement copies of all Studies as defined in Section I.1. NEMUS agrees and understands that UM shall own all right, title and interest in these Studies with no financial obligation to NEMUS.

III.        EXERCISE OF OPTION

The option herein granted shall be exercisable by NEMUS by providing written notice to UM at any time during the term of the Option Period.  If NEMUS fails to exercise the option, UM shall be free to license or option UM 1490 to any third party with no further obligations to NEMUS.

IV. LICENSE AGREEMENT

In the event NEMUS exercises its option hereunder, the parties will negotiate in good faith a License Agreement containing the usual and customary representations, warranties, covenants, and agreements.  The terms and some of the general conditions of the License Agreement are contained in APPENDIX B.

V. TERM AND TERMINATION

1.	This AGREEMENT will expire on October 15, 2014 and may be extended by mutual agreement of the parties in writing under the financial terms detailed in Section I.1.

2.	NEMUS may terminate this AGREEMENT at any time by notifying UM in writing of its intent to terminate and the effective termination date. In such event, NEMUS will provide UM a copy of all Studies as defined in Section I.1 within thirty (30) days.

3.        Upon termination of this AGREEMENT, the parties shall have no further rights or  obligations except as expressly set forth herein.

CONFIDENTIAL

IN WITNESS WHEREOF, each of the parties hereto has caused this agreement to be duly executed by its legally authorized agent on the day and year indicated below.

THE UNIVERSITY OF MISSISSIPPI

By:	/s/ Walter G. Chambliss	6/30/14
Name:	Walter G. Chambliss, Ph.D.	Date
Title:	Director of Technology Management
Office of Research and Sponsored Programs

Acknowledged:

By:	/s/ Mahmoud A. ElSohly	7/22/14
Name:	Mahmoud A. ElSohly, Ph.D.	Date
Title:	Research Professor, National Center for Natural Products Research

NEMUS, a California Corporation

By:	/s/ Reg A. Lapham	6/30/14
Name:	Reg A. Lapham	Date
Title:	President

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APPENDIX A

UM 1490 Intellectual Property, Know-How and Technical Information

•	U.S. Patent No. 6,375,963; "Bioadhesive Hot-Melt Extruded Film for Topical and Mucosal Adhesion Applications and Drug Delivery and Process for Preparation Thereof. Issued Date: April 23, 2002. Expiration date: June 16, 2019. This Option Agreement is limited to the delivery of cannabinoids using this patented delivery system. The delivery of any active pharmaceutical ingredient that is not in the cannabinoid class of compounds is outside the field of use granted in this Option Agreement.

•	U.S. Patent No. 6,008,383 "Method of Preparing Delta-9-Tetrahydrocannabinol Esters". Issued Date: December 28, 1999. Expiration date: October 26, 2018. Field of use limited to oral mucosal delivery.

•	U.S. Patent Application No. 2011/0275555, "Compositions Containing Delta-9-THC Amino Acid Esters and Process of Preparation". Filing date: October 31, 2008, Notice of Allowance Received by not yet issued. Field of use limited to oral mucosal delivery.

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APPENDIX B
TERM SHEET
University of Mississippi (UM)/NEMUS Proposed License Terms for UM 1490

TERMS OF LICENSE AGREEMENT1

Licensed Field	All therapeutics uses of cannabinoids.
Licensed Territory	Worldwide
Term
Ten (10) years after first commercial sale of until expiration of last licensed patent, whichever comes last.  Will be extended for up to ten (10) additional years on an annual basis if there is no generic competition to a Licensed Product in the U.S. market.  Generic competition does not including any generic product to a Licensed Product in which Nemus receives financial considerations including but not limited to royalties on sales, revenue sharing, marketing sharing or equity.

License
UM will grant to NEMUS an exclusive worldwide license to UM Know-How and Technical Information related to UM 1490, with the right to make, have made, use, lease, distribute, import, sell, offer for sale and otherwise exploit Licensed Products in the Licensed Field, subject to agreement on final terms.

Diligence Requirements
UM and NEMUS will agree to development milestones to accompany a Development Plan that will be an exhibit to the License Agreement.   NEMUS must use commercially reasonable efforts to commercialize and market all Products as soon as practicable in accordance with the development milestones.

License Issue Fee	$65,000 upfront payment
Upfront Equity	Waived
License Maintenance Fees	$25,000 per year per Licensed Product due on the anniversary of the Effective Date – credited against royalties in the current fiscal year.
Milestone Payments
$100,000 within thirty (30) days of submission of an IND application to the FDA or an equivalent application to a regulatory agency anywhere in the world.
$200,000 within thirty (30) days of submission of an NDA or a 505b(2) application to the FDA or an equivalent application to a regulatory agency anywhere in the world.
$400,000 within thirty (30) days of receiving approval of a NDA or a 505b(2) application to the FDA or an equivalent approval from a regulatory agency anywhere in the world.

Running Royalties
Five and one-half percent (5.5%) of Net Sales of all Licensed Products paid to UM quarterly.  No royalty will be due on Licensed Products used in clinical trials or other pre-FDA approved development studies.

Sublicensing
With written permission of UM. Share of sublicensing income including upfront and milestone payments, equity, and royalties:  60% NEMUS, 40% UM with minimum of five and one-half percent (5.5%) royalty to UM.

Indemnification
NEMUS will indemnify, defend and hold harmless UM, the University of Texas ("UT"), the State of Mississippi, the State of Texas, officers, employees, students, and agents of UM and UT from and against any and all liability, loss, damage, action, claim or expense that results from or arises out of actions or omissions of NEMUS and its Affiliates in the performance of the License Agreement.  As state agencies, UM and UT are unable to indemnify NEMUS.

Insurance
NEMUS and its Affiliates will procure and maintain policies of insurance for comprehensive general liability and products liability coverage in the larger amount of $6.5 million per claim and $6.5 million in aggregate or that amount deemed customary and appropriate in the pharmaceutical industry for the stage of development.

Miscellaneous:
1.    Due to UM's and UT's status as state agencies, UM and UT will not agree to: (a) allow the License Agreement to be governed by another state's laws, (b) settle disputes by arbitration, or (c) pay attorney's fees of NEMUS under any circumstances.
2.    NEMUS, Affiliates, and their employees, and agents will not use UM's or UT's name, seal, logo, trademark, or service mark, or any adaptation of them, or the name, mark, or logo of any representative or organization of UM or UT in any way without the prior written consent of UM or UT, in its sole discretion.
3.    The Know-How and Technical Information are provided on an "AS IS" basis, and UM makes no representations, express or implied.
4.    Until execution of a final License Agreement acceptable to the parties containing the above terms and conditions, this Term Sheet is a non-binding expression of the intent of the parties. This Term Sheet is only a list of proposed points that may or may not become part of an eventual contract. It is not based on any agreement between the parties. It is not intended to impose any obligation whatsoever on either party, including without limitation an obligation to bargain in good faith or in any way other than at arms-length. The parties do not intend to be bound by any agreement until both agree to and sign a License Agreement, and neither party may reasonably rely on any promises inconsistent with this paragraph.

1 Capitalized terms used in this Term Sheet will be defined in the License Agreement.